EXHIBIT 99.1

TRI-VALLEY CORPORATION

HEADLINE: TRI-VALLEY REVEALS STRONG INVESTOR INTEREST FOR NEW EQUITY AND PROJECT INVESTMENTS

CONTACT:	EGAN GOST, DIRECTOR OF PUBLIC AND INVESTOR RELATIONS.

Bakersfield, California	September 29, 2009	NYSE AMEX-TIV

Tri-Valley is currently reviewing proposals from several private equity groups who have expressed interest in making significant equity investments in the Company to advance its Alaskan gold properties and its heavy oil project at Oxnard, California. The Company is also in discussions with other investor groups who wish to invest directly in the projects themselves. Management is working closely with the Board of Directors in evaluating these proposals to maximize value for the Company’s shareholders.

Additionally, Tri-Valley is completing final well-work to improve steam injection on the last two of its seven horizontal wells on the Hunsucker Lease at Oxnard, and expects to have higher oil production from all seven wells in October. The Company expects to receive a new reserves evaluation report for its Oxnard heavy oil project in early October that is being prepared by a well-respected Canadian petroleum consulting firm with extensive experience in thermal oil recovery systems including Steam Assisted Gravity Drainage which is being widely deployed in the Canadian Athabasca oil sands region and being planned for deployment at Oxnard.

Tri-Valley will prepare a plan for submission to NYSE Amex by October 23, 2009 that will outline initiatives that will increase its shareholder equity in order to mitigate a compliance issue with respect to its reported shareholders’ equity as of June 30, 2009. On September 23, 2009, NYSE Amex LLC notified Tri-Valley Corporation by letter that the Company is not currently in compliance with a certain standard for continued listing on the exchange as required under the NYSE Amex Company Guide. Specifically, Section 1003 (a)(iii) of the Company Guide requires a company to maintain a minimum of $6 million in stockholders’ equity if that company has sustained losses from continuing operations and/or net losses in its five most recent fiscal years. Tri-Valley’s Form 10-Q for the quarter ended June 30, 2009, reported stockholders’ equity at June 30, 2009, of $5,169,833. NYSE Amex’s notification had been expected by the Company.

Under NYSE Amex rules, Tri-Valley has until October 23, 2009, to submit a plan to regain compliance with Section 1003(a)(iii) of the Company Guide. Tri-Valley is preparing to submit its plan to regain compliance in accordance with NYSE Amex rules. If the company does not submit a plan or if the plan is not accepted by the exchange, the company will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide.

            With the financing initiatives underway that will increase stockholders’ equity above the $6 million minimum as required by the NYSE Amex rules, the Company believes that its plan that will be submitted by October 23, 2009 will clearly show its ability to increase equity beyond the exchange’s minimum threshold to regain compliance and continue its NYSE Amex listing.

Tri-Valley has been in business as a successful operating company since 1963, and has been a full reporting 12 (g) publicly traded Delaware Corporation since 1972. Tri-Valley Corporation stock is publicly traded on the New York Stock Exchange AMEX under the symbol "TIV." Our company website, which includes all SEC filings, is www.tri-vallevcorp.com.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements which includes such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in the company's quarterly report on Form 10-Q for the quarter ended June 30, 2009, and the annual report on Form 10-K for the year ended December 31, 2008.